Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan, as amended, 2013 Equity Incentive Award Plan and 2013 Employee Stock Purchase Plan of Evoke Pharma, Inc. of our report dated April 19, 2013 (except for the last paragraph of Note 1, as to which the date is August 30, 2013), with respect to the financial statements of Evoke Pharma, Inc. included in its Registration Statement (Form S-1 No. 333-188838), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

September 30, 2013